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                                                                    Exhibit 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-80201) pertaining to the 1995 Stock Plan, the 1995 Non-Employee Director Stock Option Plan and the 1995 Employee Stock Purchase Plan and Registration Statement (Form S-8 No. 333-2030) pertaining to the 1989 Stock Option Plan of Citrix Systems, Inc. of our report dated February 19, 1999, except for Note 17 as to which the date is March 1, 1999 with respect to the consolidated financial statements and schedule of Citrix Systems, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1998.

                                          /s/ Ernst & Young LLP

West Palm Beach, Florida
March 9, 1999